Exhibit 99.1
Consent of Morgan Stanley & Co. Incorporated
We hereby consent to the use in the Registration Statement of Biovail Corporation on Form S-4 and in the Joint Proxy Statement/Prospectus of Biovail Corporation and Valeant Pharmaceuticals International, which is part of the Registration Statement, of our opinion dated June 20, 2010, appearing as ANNEX B to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary”, “The Merger — Background of the Merger”, “The Merger — Recommendations of the Biovail Board of Directors; Biovail’s Reasons for the Merger”, “The Merger — Opinion of Morgan Stanley & Co. Incorporated, Biovail’s Financial Advisor”, “The Merger — Certain Biovail Prospective Financial Information”, “The Merger — Certain Valeant Prospective Financial Information”, “The Merger — Commitment Letter”, and “Indebtedness of the Combined Company Following the Merger — Credit Facilities”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ Kathryn Bergsteinsson
Kathryn Bergsteinsson
Vice President

New York, New York
July 21, 2010